EXHIBIT C TO
                                                      DIVESTITURE AGREEMENT



                              SUPPLY AGREEMENT



          AGREEMENT,  dated as of        , 1994, between KNOGO CORPORATION,
a New York corporation ("Knogo"), and KNOGO NORTH AMERICA INC., a Delaware corporation ("Knewco").


                           W I T N E S S E T H :

          WHEREAS,  Knogo  and  Knewco  are parties to the Contribution and
Divestiture  Agreement  dated  as  of              , 1994 (the "Divestiture
Agreement"), pursuant to which Knewco was formed to continue Knogo's business operations in the United States, Canada and Puerto Rico (the "Knewco Territory");

          WHEREAS, Knewco and Knogo, together with Sensormatic Electronics Corporation ("Sensormatic"), are parties to the Agreement and Plan of Merger, dated as of August 14, 1994 ("Merger Agreement"), pursuant to which Knogo is to be merged with and into Sensormatic;

          WHEREAS, Sensormatic, as the successor to Knogo pursuant to the Merger, will retain Knogo's business outside the Knewco Territory and will be selling, leasing and servicing the Products (as defined below) of Knogo in Europe and other locations;

          WHEREAS, Sensormatic ultimately intends to manufacture the Knogo Products in its own facilities, but requires time to make that transition;

          WHEREAS, Knewco will own and operate a manufacturing facility in Puerto Rico that manufactures the Products previously manufactured and distributed by Knogo, both for the Knewco Territory and other locations, and desires a transition period to replace the volume of Products sold outside the Knewco Territory with increased sales in the Knewco Territory to avoid loss of revenue and increased costs; and

          WHEREAS, the execution and delivery of this Supply Agreement is in the mutual interest of the parties in effecting an orderly transition of the Products to Sensormatic outside the Knewco Territory, and therefore is a condition to the respective obligations of the parties under the Merger Agreement;

          NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

          1.   Definitions.

          (a) "Affiliate" means an entity controlled by, controlling or under common control with a specified entity. As used herein, the term "control" includes, but is not limited to, the right to vote directly or indirectly 50% or more of the voting stock of an entity or the right to direct or influence significantly such entity's management or policies.

          (b) "Change of Control" means any transaction or series of transactions pursuant to which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) becomes the "beneficial owner" (as such term is defined in Rule 13(d) under the Exchange Act) of more than 50% of the combined voting power of Knewco or (ii) the business, and substantially all of the assets, of Knewco relating to the Products are sold or transferred to unaffiliated third party.

         (c) "Gross Profit Margin" means the Net Revenue received by Knewco from the sale of Products to Knogo, less the Costs of such Products. For this purpose:

             (i) "Net Revenue" means all revenue actually received by Knewco on its sales of Products to Knogo, exclusive of any amounts received for (A) sales, use or other taxes (but not income taxes) paid or payable in respect of such sales or (B) separately stated charges for freight, shipping and insurance, and net of any credits for returns and allowances; and


            (ii) "Costs" means the total material, components, labor and direct, manufacturing-related overhead costs (exclusive of research and development expenses) incurred by Knewco in producing the Products sold to Knogo, determined on a basis consistent with Knewco's (and Knogo's, as Knewco's predecessor company's) determination of product cost used in its financial statements and in accordance with generally accepted accounting principles consistently applied over all periods.


               (d) "Knewco Territory" means the United States of America, Puerto Rico, and Canada.

               (e) "License Agreement" means the License Agreement of even date herewith between Knogo and Knewco.

               (f) " P roducts" means (i) all of the systems, tags, detachers, accessories, other devices and spare parts manufactured and marketed by Knewco as of the date hereof, as listed in Exhibit A, and (ii) any modified, improved or successor models or versions thereof manufactured or marketed by Knewco during the term of this Agreement.

               (g) "Price List" means Knewco's list of the Products and their prices to Knogo and/or Sensormatic hereunder, as in effect from time to time. The Price List in effect as of the date of this Agreement is set forth in Exhibit A.

               (h) "Quarter" means each calendar quarter during the Term (as defined below), except that, if the date of this Agreement is other than the first day of a calendar quarter, the first Quarter of the Term shall commence on the date hereof and shall terminate on the last day of the calendar quarter in which such commencement date occurs and the last Quarter shall terminate on the date set forth in Section 2.

               (i)  "Term" means the term of this Agreement, as provided in
Section 2.

               Unless otherwise required by the context, references in this Agreement to "Knogo" shall be deemed to refer also to Sensormatic as the successor to Knogo pursuant to the Merger Agreement.

               2.   Term.  The term of this Agreement shall commence on the
date  hereof  and shall continue for a period of 30 months through        ,
1997, unless earlier terminated pursuant to the provisions of Section 4(d)(ii), Section 8 or Section 9.

               3.   Supply and Disposition of the Products.

                              (i)       S u pply.    During  the  Term  and
                                   subject  to  the terms and conditions of
                                   this  Agreement,  Knewco  shall  sell to
                                   Knogo  Products  ordered by Knogo.  Such
                                   Products  shall be generally of the same
                                   quality  and  type  as  are marketed and
                                   sold  by Knewco in the Knewco Territory,
                                   subject  to  regional  variation  and/or
                                   modifications  requested  by  customers.
                                   Knogo  shall  have  the right to market,
                                   sell,  lease,  use, install, service and
                                   otherwise   deal   with   the   Products
                                   throughout the world, except for the Knewco Territory.

                              (ii)      No  Prohibition.  Nothing  in  this
                                   Agreement shall prohibit or in any way limit Knogo, or Sensormatic as successor to Knogo, from selling, leasing or in any other way dealing in any products (other than the Products) which are competitive with any of the Products anywhere in the world, including the Knewco Territory.

               4.   Minimum Purchases.

               (a)  Quarterly  Minimums.    During  the  following  periods
within the Term, Knogo shall purchase from Knewco Products in the following monthly and quarterly aggregate dollar amounts:


                         Monthly Orders       Minimum Dollar
        Period        (Plus or Minus 25%)   Amount Per Quarter


 First 12 Months           $1,000,000           $3,000,000

 Next 18 Months               667,000            2,000,000


A Product shall be considered to have been purchased for purposes of satisfying the minimum dollar amount for any Quarter (or month referred to in Section 4(c)) (a "Minimum") if it is ordered in such Quarter (or month) for shipment within not more than 90 days after the date of the order (or such longer period as Knewco may accept) and is paid for in full within 30 days after Knogo's receipt of Knewco's invoice therefor rendered pursuant to Section 5(c). If the Term commences on a date other than the first day of a calendar quarter, the Minimums for the first and last Quarters shall be appropriately prorated and the Minimum for the fifth Quarter shall equal
(i) the sum of (A) $3,000,000 times the number of days in the fifth Quarter prior to the first anniversary date of this Agreement plus (B) $2,000,000 times the number of days in the balance of the fifth Quarter, with such sum
(ii) divided by the total number of days in the fifth Quarter.

               (b) Cumulative Credits. In determining whether Knogo has satisfied the Minimum for any Quarter (a "Subject Quarter") or month referred to in Section 4(c), all or any portion of any purchases of Products by Knogo in any prior Quarters in excess of the Minimums applicable to such prior Quarters may be credited, at Knogo's option, against the Minimum for the Subject Quarter or any month thereof.

               (c) Monthly Orders. For each full calendar month during the first twelve months following the date of this Agreement, Knogo shall purchase not less than an aggregate of $750,000 of Products in such month (subject to any credits permitted under Section 4(b)) and may not purchase in excess of $1,250,000 in the aggregate of Products in such month unless Knewco accepts orders for such excess (as governed by Section 5(e)). For each full calendar month during the next eighteen months following the date of this Agreement, Knogo shall purchase not less than an aggregate of $500,000 of Products in such month (subject to any credits permitted under Section 4(b)) and may not purchase in excess of $833,000 in the aggregate of Products in such month unless Knewco accepts orders for such excess (as governed by Section 5(e)). For any partial month included in any quarter, the foregoing upper and lower limits shall be adjusted pro rata based on the number of days in such month divided by 30.

               (d)  Failure to Satisfy Minimums.

                    (i)  If  Knogo  fails  to  satisfy the Minimums for any
          Quarter (after giving effect to the provisions of Section 4(b)), and such failure is not attributable to any of the force majeure circumstances set forth in Section 7 or to any failure by Knewco to fulfill Knogo's orders for Products on a timely basis (in which case the provisions of Section 4(d)(iv) shall apply), Knewco shall notify Knogo of such failure and the amount of the aggregate deficiency. Within 30 days of the date of such notice, Knogo shall cure such failure by, at its option, (A) purchasing Products in the full dollar amount of the deficiency (subject, in the case of this clause (A), to any applicable monthly limit unless waived by Knewco), or (B) paying to Knewco liquidated damages in an amount equal to 35% of such deficiency (provided, that this clause (B) shall apply to the extent that the cure under clause (A) cannot be effected by reason of the applicable
          monthly   limits).    Notwithstanding  the  preceding sentence, it
          is the intention of the parties that, while Sensormatic, as the successor in interest to Knogo, shall have its own manufacturing capacity for Products, it shall, to the extent of the quarterly Minimums provided for in this Agreement, fulfill such requirements by purchasing Products from Knewco in such minimum amounts,
          rather  than  from  its  own  production.    Accordingly,  to  the
	  extent that Sensormatic fails to meet its Minimum for any Quarter because it contemporaneously produces Products for itself rather than purchasing them from Knewco pursuant to this Agreement, the amount payable under clause (B) of this Section 4(d)(i) in order to cure any such default shall be equal to 50% of the deficiency attributable to such production by Sensormatic.

                   (ii) If Knogo fails to cure pursuant to Section 4(d)(i), such failure shall constitute a default under this Agreement and Knewco shall have the right to (A) terminate this Agreement on not less than 15 days' notice to Knogo and (B) receive from Knogo payment within 15 days of Knewco's demand therefor of an amount of liquidated damages equal to (x) the amount referred to in clause (B) of Section 4(d)(i), plus (y) 35% of the Minimums for the remainder of the Term (after giving credit for any purchases of Products by Knogo following the end of the Quarter in which the deficiency occurred), with the amounts described in clause
          (y) to be discounted to net present value using the then current prime rate as announced by Citibank, N.A. from time to time at its New York headquarters as its base rate for corporate loans. For this purpose, each Minimum shall be discounted from the last day of the Quarter to which it relates.

                     (iii) If Knogo pays liquidated damages to Knewco with respect to a Quarter pursuant to clause (B) of Section 4(d)(i), and with respect to any subsequent Quarter makes purchases in excess of the Minimums for that Quarter, Knogo shall have the right, at its option, to require Knewco to reimburse Knogo for such liquidated damages payment to the extent of $0.35 for each $1.00 of such excess purchases.

                   (iv) If Knewco fails to ship all or any part of any order by Knogo for Products within 15 days after the shipment date specified therefor in such order, Knogo may (A) re-submit the order for the unshipped portion thereof, at the prices applicable to the order when originally submitted and for delivery at any time specified in the re-submitted order, or (B) cancel the unshipped portion of the order. In either case, the Products subject to the re-ordered or cancelled portion of the order shall be treated as having been purchased within the Quarter in which the order was originally submitted and shall be credited against the Minimum for such Quarter, as if shipped and paid for by Knogo, for all purposes of this Section 4.

               (e) Exclusive Remedies. If Knogo pays in full the liquidated damages calculated pursuant to Section 4(d), such liquidated damages and termination of this Agreement shall be Knewco's sole remedies, at law and at equity, for Knogo's failure to satisfy any Minimum. The par-ties agree that any such failure by Knogo could cause losses to Knewco that would be difficult or impossible to calculate accurately. Accordingly, with the intention of providing a fair and reasonable method of calculating the amount of such losses, and to impose damages which would not be disproportionate to such losses, the parties agree that Knogo shall pay the amount calculated pursuant to Section 4(d) in the event of such a failure to satisfy Minimums, as liquidated damages, and not as a penalty.

               5.   Purchase and Sale of Products.

               (a)  General.    All  purchases  of  Products  by Knogo from
Knewco shall be governed by the terms and conditions set forth in this Agreement.

               (b) Prices. Prices for the Products shall be as set forth in the Price List, the initial form of which is set forth in Exhibit A. All prices set forth in the Price List shall be F.O.B. Knewco's Puerto Rico plant. Following the first 12 months of the Term, Knewco may increase the prices on the Price List at any time, but not more than twice in any 12-month period. Any such price increases shall be effective 30 days after the date of the notice thereof given by Knewco to Knogo (provided, that in the case of written proposals issued by Knogo to customers or potential customers as of the date of such notice, Knogo shall have the right to place orders arising out of such proposals at the pre-increase prices for up to 90 days after the date of such notice). Any orders placed by Knogo with Knewco prior to the expiration of such 30-day period (or 90-day period, if applicable pursuant to the preceding sentence) shall be fulfilled by Knewco at the pre-increase prices.

               It is the intention of the parties that the prices for the Products shall provide Knewco with an average 35% Gross Profit Margin on sales of Products to Knogo. Accordingly, Knewco may raise prices only if increases in Costs decrease Knewco's Gross Profit Margin on sales to Knogo below the 35% level and only to the extent necessary to restore the Gross Profit Margin to such level. Further, Knewco shall decrease its prices whenever decreases in Costs increase Knewco's Gross Profit Margin on sales to Knogo above the 35% level and only to the extent necessary to restore the Gross Profit Margin to such level. At Knogo's request, Knewco will permit Knogo's independent certified public accountants to examine Knewco's pertinent books and records (including, without limitation, the work papers of Knewco and its auditors used in the determination and audit review of Knewco's Costs) solely to verify Knewco's Costs and Knewco's right to increase prices or obligation to decrease prices pursuant to this Section 5(b) and whether or not the amount of any such increase or decrease is correct under the foregoing criteria. Such accountants shall maintain the confidentiality of such information and shall not disclose the same to Knogo (except as to their conclusions).

               (c) Invoices and Payment. Knewco shall issue invoices to Knogo on shipment of Products ordered by Knogo. Each invoice shall state the purchase price for each Product shipped, and shall separately state all charges for freight, shipping and insurance if paid in the first instance by Knewco any applicable charges for taxes. Knogo shall pay the full amount of each invoice within 30 days after the date of the invoice, at such place as Knewco designates, except to the extent relating to non-conforming Products which Knogo rejects pursuant to Section 5(i) or to the extent that Knogo in good faith disputes amounts shown in the invoice. All invoices shall be expressed and shall be paid in U.S. dollars.

               (d) Forecasts. Not later than 30 days prior to the beginning of each Quarter during the Term (other than the first Quarter), Knogo shall furnish to Knewco a written, non-binding forecast, by Product number, of Knogo's anticipated purchases during such Quarter, with projected shipment dates.

               (e) Orders. All orders for Products submitted by Knogo shall be in writing and may be submitted by facsimile transmission. All orders shall in all respects be consistent with the terms and conditions of this Agreement, and no inconsistent term contained in any order shall be effective to modify or supplement the provisions of this Agreement unless agreed to by Knewco. To facilitate Knewco's production scheduling, Knogo shall submit each order at least 90 days prior to the requested shipment date. No order shall be binding on Knewco until received and accepted by it at its principal office, but Knewco shall have the right to reject an order or a divisible portion thereof only if inconsistent with the provisions of this Agreement (including without limitation Section 4(c)) or if Knogo is then in material default of its obligations under this Agreement. Knewco shall reply to orders in writing (which may be by facsimile transmission) within five days after its receipt of orders. Any order not rejected by Knewco within such period shall be deemed accepted. If any provision of Knewco's reply is inconsistent with any provision of this Agreement, the latter shall govern.

               (f) Change Orders. Without affecting the minimum purchase requirements under Section 4, Knogo shall have the right to submit change orders to Knewco at any time prior to the 15th day before the requested date of Product shipment stated in the original order. Such changes may postpone delivery, provided that the rescheduled delivery date is within the Term, or to reduce the quantity of Products originally ordered by up to 25%.

               (g) Deliveries. Knewco shall use its best efforts to deliver all Products ordered by Knogo on the shipment dates specified in Knogo's orders and shall deliver all Products not later than 10 days after such dates. Knewco shall deliver all Products ordered by Knogo, F.O.B. Knewco's Puerto Rico plant, to such carriers as are specified by Knogo, suitably packed for shipment in Knewco's standard containers marked for shipment to such destinations as shall be specified by Knogo in its orders. Unless otherwise instructed by Knogo, Knogo shall select the carrier in each instance. All freight, insurance and other shipping expenses, including the cost of any special packaging requested by Knogo, shall be borne by Knogo.

               (h) Risk of Loss. Title and risk of loss for all Products shall pass to Knogo on Knewco's delivery of the Products to the carrier designated by Knogo.

               (i) Rejection of Products. Knogo shall inspect all Products promptly on receipt thereof and may reject any Products that are not in conformity with the applicable order, are damaged or which do not meet the applicable manufacturer's specifications therefor. Any Product not rejected in writing within 45 days after receipt shall be deemed to have been accepted by Knogo. Knogo shall have the right to return any properly rejected Product, for full credit against the invoiced amount therefor, and in accordance with any reasonable return procedure on which the parties shall agree. Any such return shall be at the expense of Knewco and Knewco shall promptly repair or replace and reship to Knogo all re-jected Products at Knewco's sole expense.

               (j) Taxes and Duties; Permits. Knogo shall be responsible for all sales, use, value-added and other similar taxes, other than income taxes, payable by Knewco, in respect of the sale of the Products by Knewco to Knogo, and shall also be responsible for all tariffs, duties and like charges assessed with respect to the shipment, export, import, sale, lease and other disposition of the Products by Knogo. Knogo shall be responsible for and shall obtain all governmental permits, authorizations, approvals and licenses, if any, required in order to sell or lease the Products anywhere outside the Knewco Territory.

               (k) Trademarks. Knewco shall manufacture the Products bearing such trademarks, service marks, tradenames, logos and other symbols (together, "Marks") of Knogo or Knewco, or without any such Marks, as specified by Knogo from time to time, on reasonable notice to Knewco.

               (l) Manuals. Knewco shall include with each Product delivered to Knogo such end user installation, operation and other instructions and manuals as it normally includes with Products delivered to others. Further, Knewco shall at all times provide Knogo with a reasonable number of copies of all installation, operation and other instructions and manuals as Knogo shall reasonably require in order to properly market, install, service, maintain and repair the Products.

               6.   Warranty and Limitation of Liability.

               (a) Warranty. Knewco warrants that each Product shall be free of defects in material and workmanship and shall meet all applicable specifications therefor. This warranty shall commence on receipt by Knogo of the Product and shall remain in effect until the completion of the installation of the Product at the customer's location and the acceptance thereof by the customer or one year from such receipt, whichever is earlier, which effectiveness shall survive any termination of this Agreement. Knewco shall promptly repair, or at its option, replace, any defective Product free of charge and shall ship all repaired or replacement Products to Knogo at Knewco's sole expense for freight, insurance and any applicable duties or tariffs. Alternatively, Knewco may direct Knogo to effect any required repairs itself. In such event, Knewco shall reimburse Knogo's reasonable costs in effecting such repairs by credit against invoices for Products shipped to Knogo or by payment to Knogo within 30 days of Knogo's invoices to Knewco therefor. This warranty shall not apply to any Products that are subjected to improper, installation, unauthorized alteration, misuse or abuse.

               To obtain warranty service, Knogo must notify Knewco of any claimed defect within 45 days after Knogo's discovery of the defect and, in any event, within the warranty period referred to above. Knogo shall hold the defective Product unless and until instructed by Knewco to return it to Knewco, which return shall be at Knewco's expense.

               EXCEPT FOR THE EXPRESS WARRANTY MADE ABOVE, KNEWCO MAKES NO WARRANTY AS TO ANY PRODUCT (OTHER THAN THE WARRANTY OF TITLE), EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR USE. In no event shall Knewco be liable for any incidental, consequential, special or indirect damages suffered by Knogo or any of its employees or agents in connection with the sale, lease or other disposition or use of the Products.

               7. Force Majeure; Allocations. Neither party shall be liable to the other by reason of any failure to perform, or any delay or nonconformity in the performance of, its obligations hereunder (other than monetary amounts due and payable), and neither party shall attempt to hold t h e other liable in any respect for any such failure, delay or nonconformity, caused by any event of force majeure or other contingency beyond its control, including, without limitation, fire, explosion, labor dispute, casualty or accident, restraints affecting, or failure of, shipping or transportation facilities, earthquake or other natural calam-ity, lack or failure of sources of supply of labor, raw materials, components or power, war, civil commotion or acts of any governmental or supranational legal authority (including the failure of governments to certify the Products or to approve their sale in jurisdictions in which such certifications or approvals are required, if such failure has a material effect on the ability of Knogo to satisfy any Minimums). Such force majeure contingencies shall excuse performance only so long as they exist, and the party whose performance had been excused by virtue thereof shall as promptly as is practicable resume performance of its obligations hereunder. In the event that, due to force majeure contingencies or lack of production capacity caused by other reasons, Knewco is unable to completely fulfill all orders placed with it by Knewco and others, Knewco shall make a reasonable allocation between its own needs and Knogo's orders.

               8. Change of Control of Knewco. In the event of any Change of Control of Knewco during the term of this Agreement, the term of this Agreement shall end on the first anniversary of the date hereof, or at the end of six months after such Change of Control, whichever is later, provided, however, that this Agreement shall terminate in any event no
later than        , 1997.

               9.   Termination.

               ( a ) Grounds for Termination. In addition to the termination provisions of Section 4(d) and Section 8, each party shall have the right to terminate this Agreement, at any time, on notice to the other, if:

                    (i) the other party breaches its obligations under this Agreement in any material respect and such breach is not cured within 30 days after the non-breaching party gives the breaching party notice thereof or, if the breach is of a nature such that it cannot be cured within 30 days, the other party diligently institutes steps to cure such breach within such 30-day period and thereafter diligently prosecutes such cure to completion; or

                   (ii) (A) a court of competent jurisdiction enters a decree or order of relief (I) in respect of the other party in any voluntary or involuntary case or proceeding under any bankruptcy, insolvency or similar law, as now or hereafter in effect, or (II) appointing a receiver, liquidator, assignee, trustee or similar official of the other party or any substantial part of its assets, and such decree or order is consented to by the other party or continues unstayed and in effect for a period of 60 consecutive days, or (B) the other party makes a general assignment for the benefit of creditors.

               (b) No Election of Remedies. Any termination of this Agreement pursuant to this Section 9 shall be in addition to and shall not be exclusive of any other rights or remedies either party may have on account of any breach or default of the other.

               (c) Effect of Termination. The termination of this Agreement pursuant to Section 4(d), Section 8 or this Section 9 shall not terminate Knogo's obligation to make any payments for Products shipped prior to the date of the termination or to pay liquidated damages, if any, which are payable pursuant to Section 4(d), nor shall it terminate Knewco's obligation to fulfill orders placed prior to the date of termination if Knogo is not then in default hereunder or Knogo's obligation to make any payments for Products shipped to fulfill such orders.

                10. Arbitration.

               (a) General. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration before a single arbitrator in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award of the arbitrator shall be binding on the parties. Judgment on any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

               (b) Procedure. Each party consents to the jurisdiction of such arbitration and to such venue. The arbitrator shall apply the law of the State of New York, exclusive of conflict of laws principles, to any dispute. Nothing in this Agreement shall require the arbitration of dis-putes between the parties that arise from actions, suits or proceedings instituted by third parties. Knogo appoints Messrs. Christy & Viener, 620 Fifth Avenue, New York, New York 10020, Attention: Kenneth W. Taber, Esq., and Knewco appoints Messrs. Stroock & Stroock & Lavan, Seven Hanover Square, New York, New York 10004, Attention: David H. Kaufman, Esq., as their respective attorneys-in-fact and authorized agents solely to receive on their behalf, service of any demands for, or any notice with respect to, arbitration hereunder or any service of process. Service on either of such attorneys-in-fact may be made by registered or certified mail or by personal delivery, in any case return receipt requested, and shall be ef-fective as service on either party, as the case may be. Nothing herein shall be deemed to affect any right to serve any such demand, notice or process in any other manner permitted under applicable law.

               11.  Non-Agency.    For all purposes of this Agreement, each
party shall be an independent contractor, and not an agent, partner or joint venturer, of the other.

               12. No Assignment. Neither party shall assign, subcontract or otherwise transfer this Agreement or any right or interest in or to this Agreement without the prior consent of the other, except that either party may assign this Agreement to any parent corporation or wholly-owned subsidiary or to any successor to all or a substantial portion of its business.

               13. Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) seven days after being deposited in any United States post office enclosed in an airmail postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such com-munication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

               If to Knogo or Sensormatic:

                    Sensormatic Electronics Corporation
                    500 N.W. 12th Avenue
                    Deerfield Beach, Florida 33442
                    Attention: Corporate Counsel
                               Facsimile No.: (305) 420-2561
                               and
                               Vice President of Corporate Development
                               Facsimile No.: (305) 420-2964

               With a copy to:

                    Christy & Viener
                    620 Fifth Avenue
                    New York, New York 10020
                    Attention:  Jerome M. LeWine, Esq.
                                Facsimile No.: (212) 632-5555

               If to Knewco:

                    Knogo North America Inc.
                    350 Wireless Boulevard
                    Hauppauge, New York 11788
                    Attention: Thomas A. Nicolette
                               Facsimile No.: (516) 232-2812

               With a copy to:

                    Stroock & Stroock & Lavan
                    Steven Hanover Square
                    New York, New York 10004
                    Attention: David H. Kaufman
                               Facsimile No.: (212) 806-6006

               14. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties. No waiver of any pro-vision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.

               15. Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective permitted successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person.

               16. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

               17. Construction. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Sections and Exhibits are to the sections and exhibits of this Agreement. As used herein, the singular includes the plural.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                      KNOGO CORPORATION


                                      By
                                        Thomas A. Nicolette
                                        President


                                      KNOGO NORTH AMERICA INC.

                                      By
                                        Thomas A. Nicolette
                                        President



     Effective as of the Effective Time under the Merger Agreement, Sensormatic Electronics Corporation, as successor to Knogo Corporation, shall become a party to the foregoing Supply Agreement and hereby acknowledges and accepts such Agreement.


                         SENSORMATIC ELECTRONICS CORPORATION


                         By
                         Name:
                         Title: